EXHIBIT 10.3

Re: Retention Award

August 18, 2025

Dear Thomas Cox:

As you know, TEGNA Inc. (the “Company”), Nexstar Media Group, Inc. (“Nexstar”) and Teton Merger Sub, Inc. have entered into a merger agreement (the “Merger Agreement”) contemplating the acquisition of the Company by Nexstar pursuant to a merger (the “Merger”). We believe that the Merger is in the best interests of both our employees and stockholders.

However, we understand that the Merger may create uncertainty for our employees during the months that it is pending completion. Both the Company and Nexstar recognize that our most valuable asset is our employees and that those employees are essential to our past and continued success. More specifically, you are a valued employee, and we believe that you are in a position to make a significant contribution. Because retention of key employees of the Company is an essential consideration for us during this period, we are providing you with the opportunity to earn the retention payment described in this letter agreement (this “Agreement”).

1.
Retention Payment. Subject to the terms of this Agreement, you shall be eligible for, and the Company shall pay to you, a cash retention payment equal to $2,500,000 (the “Retention Payment”), which shall vest as follows, subject to your continuous employment through each such date:
•
If the Merger closes before the second anniversary of the date of the Merger Agreement, 50% upon the closing of the Merger and 50% upon the second anniversary of the date of the Merger Agreement; or
•
If the Merger does not close before the second anniversary of the date of the Merger Agreement, 100% upon the second anniversary of the date of the Merger Agreement.

For purposes of this Agreement, the term “Vesting Date” means the date on which the applicable portion of the Retention Payment vests. Notwithstanding the foregoing, you shall be eligible for, and the Company shall pay, any unpaid portion of the Retention Payment to you if, before any Vesting Date, (i) following the closing of the Merger, the Company terminates your employment with the Company or its affiliates without Cause or you resign your employment for Good Reason, or (ii) your employment is terminated by reason of your death or permanent disability (as determined under the Company’s Long Term Disability Plan) (any such termination, a “Qualifying Termination”).

You shall not be eligible for, and shall not be paid, any unvested portion of the Retention Payment if your employment with the Company is terminated for any reason other than a Qualifying Termination on or prior to the Vesting Date, including, without limitation, a termination due to resignation or termination for Cause.

8350 BROAD ST. ∙ SUITE 2000 ∙ TYSONS, VA 22102

For purposes of this Agreement the terms “Cause” and “Good Reason” shall have the meanings set forth in the TEGNA Inc. 2015 Change in Control Severance Plan (based on the plan document in effect as of the date hereof).

2.
Release; Time of Payment. The Company may require that, as a condition to your receipt of any portion of the Retention Payment upon a Qualifying Termination (other than termination due to death), you execute a customary release of claims in favor of the Company and its affiliates in a form provided by the Company (which shall not contain new restrictive covenants) (the “Release”). The Company shall pay any vested portion of the Retention Payment to you in one lump sum cash payment (net of applicable withholdings and deductions) on the first regularly scheduled payroll date after the Vesting Date or, if earlier, the first regularly scheduled payroll date after the date of your Qualifying Termination; provided, that, if the Company requires that you sign a Release as a condition to receive such payment upon a Qualifying Termination (other than termination due to death), such payment will not be made prior to the date on which the Release becomes effective and nonrevocable in accordance with its terms.
3.
Retention Payment. For purposes of this Agreement and any severance, change in control plan, or similar plan or policy, the Retention Payment shall be treated as a retention payment and not a severance payment. Accordingly, the Retention Payment shall not offset any other severance or similar obligation of the Company under any other plan or policy.
4.
At-will Employment. Nothing in this Agreement shall change your status as an at-will employee of the Company, meaning that either the Company or you may terminate the employment relationship at any time and for any reason. In addition, for purposes of clarity and the avoidance of doubt, nothing in this Agreement shall change, modify or alter in any way your participation or rights in any Company plan, program, or arrangement in which you are participating or under which you have rights.
5.
Section 409A. It is intended that payments made under this Agreement be exempt from, or compliant with the requirements of, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement shall be interpreted and administered in accordance with that intent. If any provision of this Agreement would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict. Any payments that qualify for the “short-term deferral” exception under Section 409A of the Code shall be paid under that applicable exception. Any references to termination of employment, date of termination or similar term shall mean and refer to the date of your

“separation from service,” as that term is defined in Section 409A of the Code and Treasury Regulation Section 1.409A-1(h). Notwithstanding any other provision of this Agreement to the contrary, if you are considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the termination date), any payment under this Agreement that constitutes non-exempt, nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to you under this Agreement during the six (6)-month period immediately following your separation from service (as determined in accordance with Section 409A of the Code) on account of your separation from service shall be accumulated and paid to you on the first (1st) business day of the seventh (7th) month following your separation from service (the “Delayed Payment Date”). If you die during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of your estate on the earlier of the Delayed Payment Date and thirty (30) calendar days after the date of your death.

6.
Miscellaneous. This Agreement contains all of the understandings and representations between the Company and you relating to any retention payment and supersedes all prior and contemporaneous understandings, discussions, agreements, representations and warranties, both written and oral, with respect to any retention payment. For the avoidance of doubt, this Agreement shall not supersede any other agreements between the Company and you, which shall remain in full force and effect. This Agreement shall be governed by the laws of the Commonwealth of Virginia without giving effect to the conflict of laws provisions thereof to the extent such rules would require or permit application of the laws of any other jurisdiction. This Agreement is personal to you and shall not be assignable by you other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by your legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and its successors. No provision of this Agreement shall be modified or amended except by an instrument in writing duly executed by the parties hereto.

[Remainder of page intentionally left blank]

We look forward to a very promising future together with Nexstar. In order to be eligible to receive the Retention Payment, it is important that you sign this Agreement and return it to Alex Tolston as soon as practicable.

Sincerely,

By:	/s/ Alex Tolston
Name:	Alex Tolston
Title:	Senior Vice President and
Chief Legal Officer

Accepted and Acknowledged as of the day first written above:

/s/ Thomas Cox
Name: Thomas Cox